PokerTek Reports 2008 First Quarter Financial Results

MATTHEWS, NC - April 23, 2008—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the first quarter ended March 31, 2008.

Highlights of recent announcements and operating results are as follows:

First Quarter 2008 Operating Highlights
•	Revenues increased 441% on strong casino performance and acceleration of amusement product sales.
•	EPS improved 29% to $(0.20) per basic and diluted share.
•	PokerPro table count increased 159%, with 210 casino tables deployed worldwide as of March 31, 2008.
•	Heads-Up Challenge amusement revenues exceeded $1.0 million, with 237 units sold during the first quarter following product launch.

Recent Announcements
•	Secured $2.0 million in additional financing to continue the Company’s growth.
•	Casino de Montreal hosted the world’s largest multi-table poker tournament run on automated tables using PokerPro tables.
•	Expanded Heads-Up Challenge distribution for Europe.
•	Received Company licensing and PokerPro product approvals in Indiana and Iowa.

Revenue

Consolidated revenue for the first quarter of 2008 increased to $3.2 million, an increase of 441% from the comparable period of 2007 and 125% as compared to the fourth quarter of 2007. Revenue growth was boosted by significant increases in casino licensing and service fees and in product sales of casino and amusement products.

Recurring licensing and servicing fees from PokerPro tables totaled $1.5 million, an increase of 200% from $508,000 in the first quarter of 2007 and 99% from $763,000 in the fourth quarter of 2007. This growth was driven primarily by the impact of casino placements in late 2007 that are now in operation and produced a full quarter of recurring revenue during the first quarter of 2008.

Product sales totaled $1.7 million, an increase of $1.6 million from $83,000 during the first quarter of 2007 and an increase of $1.0 million, or 156% from $657,000 in the fourth quarter of 2007.

The growth in product sales was primarily attributable to the successful launch of the new Heads-Up Challenge amusement product in late 2007 and availability of production units for shipment in the first quarter of 2008. The Company’s new contract manufacturer in Taiwan began delivering production units in late January and 237 units contributing over $1.0 million in revenue were sold during the first quarter.

Sales of casino products, primarily to Aristocrat International Pty., amounted to $634,000 for the first quarter, an increase of $551,000 from $83,000 during the first quarter of 2007 and an increase of $136,000 or 27% from $498,000 in the fourth quarter of 2007. Sales of casino products increased largely due to Aristocrat’s increasing penetration in several European markets, notably Bulgaria.

Operating Expenses

Consolidated operating expenses, including non-cash depreciation and share-based compensation, for the quarter ended March 31, 2008 were $4.2 million, an increase of 29% compared to the first quarter of 2007 and a decrease of 1% as compared to the fourth quarter of 2007. As a percentage of total revenue, operating expenses improved to 130% of revenue in the first quarter of 2008, compared with 547% and 298% in the first and fourth quarters of 2007, respectively.

Improvements in operating expense as a percentage of total revenue were directly attributable to the rapid growth in casino and amusement revenues, combined with management initiatives to generate positive operating leverage by controlling costs as the Company’s business grows.

Management Comments

Commenting on the quarter, Chris Halligan, Chief Executive Officer of PokerTek, said, “PokerTek is off to a solid start in 2008. Revenues more than doubled from the previous quarter on reduced operating expenses and all three of our revenue streams performed well. Recurring casino revenues doubled, casino product sales to Aristocrat grew nicely and sales of Heads-Up Challenge grew to over $1.0 million in our first full quarter of production and marketing. We also exited the first quarter with significant demand for both Heads-Up Challenge and PokerPro, which gives us confidence as we move forward.”

Mr. Halligan continued, “We also received additional funding from our founders during the quarter. Our founders’ continuing commitment to the Company is compelling. Their support allows us to continue to execute on the significant growth opportunity before us. Thanks to this financing, we are ready to meet the demands of both operators and players as the popularity of automated poker increases.”

Conference Call

As previously announced on April 11, 2008, PokerTek will host a conference call to discuss its first quarter 2008 results on Wednesday, April 23, 2008 at 5:00 p.m. Eastern Daylight Time. Interested parties may listen to and participate in the conference call by dialing (888) 713-4213 (U.S./Canada) or (617) 213-4865 (Other) and entering passcode 52665926. The conference call will be webcast simultaneously through a link on our website, www.pokertek.com, under the heading “Investors,” as well as at www.earnings.com and www.streetevents.com. A replay of the conference call will be available approximately two hours after the conclusion of the call for approximately 24 hours by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (Other) and entering passcode 34744994. A replay of the conference call will also be made available for one year on our website, www.pokertek.com, under the heading “Investors.”

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ: PTEK), headquartered in Matthews, NC, develops and markets PokerPro® and PokerPro Heads-Up™, automated poker tables and related software applications developed to increase casino revenue, reduce expenses and attract new players into poker rooms. PokerTek™ entered the amusement space by introducing Heads-Up Challenge™, a heads-up poker table for bars and restaurants that targets adults who play for amusement only. PokerPro tables are located in the United States, Canada, Macau, Panama, Germany, Australia, South Africa and on several major cruise lines. For more information, please visit the company's website at www.pokertek.com or contact Mark Roberson at 704.849.0860 x101.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers and the expected acceptance of the PokerPro systems by players, as well as the expected adoption of the Heads-Up Challenge product by distributors, bars and other customers. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, cancellation of orders or failure to convert perceived customer interest to orders, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
License and service fees	$1,521,676	$508,111
Product sales	1,679,820	83,465
Total revenues	3,201,496	591,576

Costs and operating expenses:
Cost of product sales	1,228,933	73,587
Selling, general and administrative	2,581,972	1,862,703
Research and development	975,312	1,007,288
Depreciation	617,458	365,808
Total costs and operating expenses	5,403,675	3,309,386

Operating loss	(2,202,179)	(2,717,810)

Other income:
Interest income, net	65,855	90,832

Net loss	$(2,136,324)	$(2,626,978)

Net loss per common share - basic and diluted	$(0.20)	$(0.28)

Weighted average common shares outstanding - basic and diluted	10,934,464	9,472,020

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

Assets	March 31, 2008 (unaudited)	December 31, 2007
Cash and cash equivalents	$4,496,169	$1,229,980
Investments	3,723,044	5,950,000
Accounts receivables, net	1,872,867	968,536
Inventory, net	2,879,223	2,642,481
Prepaid expenses and other assets	264,684	331,199
PokerPro systems, net	4,619,377	4,991,634
Property and equipment, net	598,322	605,046
Other assets	358,814	377,029
Total assets	$18,812,500	$17,095,905

Liabilities and Shareholders' Equity
Accounts payable	$2,149,325	$1,465,202
Accrued liabilities	1,014,097	964,173
Short-term debt	1,000,000	-
Long-term debt	2,000,000	-

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value per share; authorized 5,000,000, none issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 10,934,464 shares at March 31, 2008 and December 31, 2007	-	-
Additional paid-in capital	41,649,048	41,353,220
Accumulated deficit	(28,823,014)	(26,686,690)
Accumulated other comprehensive loss	(176,956)	-
Total shareholders' equity	12,649,078	14,666,530
Total liabilities and shareholders' equity	$18,812,500	$17,095,905

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,136,324)	$(2,626,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	617,458	365,808
Share-based compensation expense	295,828	202,499
Changes in assets and liabilities:
Accounts and other receivables	(904,331)	(90,227)
Prepaid expenses and other assets	84,730	25,855
Inventory	(236,742)	(464,847)
PokerPro systems	(195,738)	(973,270)
Accounts payable and accrued expenses	734,047	(213,769)
Net cash used in operating activities	(1,741,072)	(3,774,929)
Cash flows from investing activities:
Purchases of property and equipment	(42,739)	(34,769)
Sale of investments	2,050,000	4,600,000
Purchase of investments	-	(1,800,000)
Net cash provided by investing activities	2,007,261	2,765,231
Cash flows from financing activities:
Proceeds from long-term debt	2,000,000	-
Proceeds from short-term debt	1,000,000	-
Net cash provided by financing activities	3,000,000	-
Net increase (decrease) in cash and cash equivalents	3,266,189	(1,009,698)
Cash and cash equivalents, beginning of year	1,229,980	1,803,501
Cash and cash equivalents, end of year	$4,496,169	$793,803